Exhibit 99.(a)(1)(A)

Metabasis Therapeutics, Inc.

11119 NORTH TORREY PINES ROAD

LA JOLLA, CALIFORNIA 92037

(858) 587-2770

OFFER TO EXCHANGE

OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

December 8, 2008

SUMMARY TERM SHEET

The following is a summary of the material terms of the offer to exchange outstanding options to purchase common stock (the “Offer”).  We urge you to read carefully the remainder of this Offer To Exchange Outstanding Options To Purchase Common Stock (together with the related cover letter, this Summary Term Sheet, the Glossary and the Questions and Answers, the “Offer Documents”), including the attachments that follow, and the Schedule TO, because the information in this summary is not complete and additional important information is contained in the remainder of the Offer Documents and the Schedule TO filed with the SEC in connection with the Offer.  We have included cross-references to the relevant sections of the Offer Documents where you can find a more complete description of the topics discussed in this summary. Capitalized terms are defined in the Glossary beginning on page 7.

•                                          Offer.  We are offering Eligible Participants the opportunity to exchange Eligible Option Grants for Replacement Options to purchase the same number of shares of our common stock.  Eligible Option Grants are outstanding stock options under the 2001 Plan with an exercise price equal to or greater than $1.50 per share.  (See Section 1)

•                                          Eligible Participants.  The Offer will be open to all persons that, as of the Commencement Date, are our employees or SAB Members. This includes our executive officers but excludes non-employee members of our Board of Directors, who will not be eligible to participate in the Offer.

•                                          Voluntary Participation; Exchange.  Your participation in the Offer is voluntary.  You may exchange one or more of your Eligible Option Grants for Replacement Options.  However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option Grant that you tender in response to the Offer.

•                                          Exchange Ratios. The exchange ratio of shares subject to Eligible Option Grants to shares subject to Replacement Options is one-to-one. In other words, if you validly tender an Eligible Option Grant in the Offer, and such Eligible Option Grant is accepted and cancelled, you will receive a Replacement Option to acquire the same number of shares of our common stock that were underlying your Eligible Option Grant at the time of the exchange. For example, if you are an Eligible Participant and you elect to exchange an Eligible Option Grant to purchase 1,000 shares of our common stock, you will receive a Replacement Option to purchase 1,000 shares of our common stock.

•                                          Replacement Options.  Replacement Options issued in the exchange will be completely unvested at the time they are granted and will become vested on the basis of an Eligible Participant’s Continued Service.  The Replacement Options will be subject to vesting, regardless of the extent to which the corresponding Eligible Option Grants were vested upon surrender.  Each grant of Replacement Options will expire a maximum of 10 years from the date of grant of the Replacement Options, but if you cease providing Continued Service, the option will expire earlier.  Subject to your Continued Service, 25% of the shares underlying your Replacement Options will vest six months after the date the

Replacement Options are granted and the remaining 75% of the shares will vest in equal monthly installments beginning on the date of grant of the Replacement Options so that the Replacement Options will be vested in full three years from the grant date of the Replacement Options.  We expect to grant the Replacement Options immediately following the Expiration Date.  If you exchange Eligible Option Grants for Replacement Options and your Continued Service terminates for any reason before the Replacement Options are vested in full, then you will forfeit that portion of any Replacement Options received that remains unvested at the time your Continued Service terminates.

•                                          Other Terms and Conditions of Replacement Options.    Each Replacement Option represents a right to acquire a specific number of shares of our common stock at a fixed exercise price per share that is equal to the greater of (i) $1.00 or (ii) the Fair Market Value of our common stock on the date the Replacement Option is granted. Replacement Options will be granted pursuant to the 2001 Plan and will be incentive stock options, to the maximum extent permitted by U.S. federal tax law.  However, if more than $100,000 of the Replacement Options granted to any Eligible Participant, based on the exercise price, may vest and first become exercisable in any one calendar year, then that portion of such Replacement Options that exceeds this limit will be a nonstatutory stock option. Replacement Options granted to SAB Members may not be incentive stock options and will be nonstatutory stock options.  By participating in the Offer you may cause Eligible Option Grants that were incentive stock options to be exchanged for Replacement Options, all or some portion of which may be nonstatutory stock options. Please see Section 13 on the difference in tax treatment between an incentive stock option and nonstatutory stock option.  All other terms and conditions of the Replacement Options will be substantially the same as those that apply generally to stock options granted under the 2001 Plan.

•                                          Timing.  We commenced the Offer on December 8, 2008.  The Expiration Date of the Offer is currently 5:00 p.m., U.S. Pacific Time, on January 7, 2009, but we may extend the expiration of the Offer.

•                                          Eligibility.  If for any reason you are not an employee of ours or an SAB Member on the Commencement Date, you will not be eligible to participate in the Offer.  If you are not an employee of ours or an SAB Member on the Expiration Date, your tender of your stock options will not be accepted.  Stock options held by non-employee members of our Board of Directors may not be exchanged in the Offer.

•                                          Election.  To make your election to accept the Offer, you must properly complete and deliver an Election Form before 5:00 p.m., U.S. Pacific Time, on January 7, 2009 in accordance with the procedures described in the Offer Documents.  You may change or withdraw your election at any time prior to 5:00 p.m., U.S. Pacific Time, on January 7, 2009 by following similar procedures.  You may not withdraw or change your election after 5:00 p.m., U.S. Pacific Time, on January 7, 2009.  (See Sections 3 and 4)

•                                          Conditions to the Offer.  The Offer is subject to a number of conditions.  If any of the conditions to which the Offer is subject occurs, we may terminate or amend the Offer, or we may postpone or forego our acceptance of any Eligible Option Grants for exchange.  (See Section 6)

•                                          Trading Price for Our Common Stock.  Shares of our common stock are traded on Nasdaq under the symbol “MBRX.”  We recommend that you obtain current market reports for our common stock before deciding whether to elect to exchange your Eligible Option Grants.  (See Section 7)

•                                          Tax Consequences. The exchange of Eligible Option Grants for Replacement Options pursuant to the Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Option Grants and the grant of Replacement Options.  (See Section 13)

•                                          Amendment and Termination.  As long as we comply with applicable laws, we may amend or terminate the Offer in any way.  We will notify you if we amend or terminate the Offer.  We may be required to extend the Offer in the event we materially change the terms of the Offer.  (See Section 14)

METABASIS THERAPEUTICS, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

THE OFFER EXPIRES AT 5:00 P.M., U.S. PACIFIC TIME,

ON JANUARY 7, 2009, UNLESS WE EXTEND THE EXPIRATION OF THE OFFER

We are offering Eligible Participants the opportunity to exchange outstanding options to purchase shares of our common stock that have an exercise price that is equal to or greater than $1.50 per share for Replacement Options to purchase an equivalent number of shares of our common stock at a fixed exercise price per share that is equal to the greater of (i) $1.00 or (ii) the Fair Market Value of our common stock on the date the Replacement Options are granted. We expect to grant the Replacement Options immediately following the Expiration Date.  The Replacement Options will be granted pursuant to our 2001 Plan.  If you are an Eligible Participant and wish to accept the Offer, you must complete an Election Form agreeing to exchange one or more of your Eligible Option Grants for Replacement Options and specifying the Eligible Option Grants to be exchanged.  The Offer is currently expected to expire at 5:00 p.m., U.S. Pacific Time, on January 7, 2009, unless we extend the expiration of the Offer.  Capitalized terms are defined in the Glossary beginning on page 7.

The Offer will be open to all persons that as of the commencement of the Offer are our employees or SAB Members, including our executive officers.  However, non-employee members of our Board of Directors will not be eligible to participate in the Offer.

The exchange ratio of shares subject to Eligible Option Grants cancelled to shares subject to Replacement Options issued is one-to-one. In other words, if you validly tender an Eligible Option Grant, and such Eligible Option Grant is accepted and cancelled, you will receive a Replacement Option to acquire the same number of shares of our common stock that were underlying your Eligible Option Grant at the time of the exchange.

If you are an Eligible Participant, you may exchange one or more of your outstanding Eligible Option Grants for Replacement Options.  However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option Grant that you tender in response to the Offer.  Your election to exchange one or more of your outstanding Eligible Option Grants for Replacement Options is entirely voluntary and may not be withdrawn or changed after the time the Offer expires on the Expiration Date.

Each Replacement Option issued in the exchange will represent a right to acquire the same number of shares of our common stock as the Eligible Option Grant that it replaces, at a fixed exercise price per share that is equal to the greater of (i) $1.00 or (ii) the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options immediately following the Expiration Date.  Each grant of Replacement Options will expire a maximum of 10 years from the date of grant of the Replacement Options, but if you cease providing Continued Service, the option will expire earlier.  The Replacement Options issued in the exchange will be completely unvested when granted and become vested on the basis of the Eligible Participant’s Continued Service.  Subject to your Continued Service, 25% of the shares underlying your Replacement Options will vest six months after the date the Replacement Options are granted and the remaining 75% of the shares will vest in equal monthly installments beginning on the date of grant of the Replacement Options so that the Replacement Options will be vested in full three years from the grant date of the Replacement Options.

IF YOU EXCHANGE ONE OR MORE ELIGIBLE OPTION GRANTS FOR REPLACEMENT OPTIONS AND YOUR CONTINUED SERVICE TERMINATES FOR ANY REASON BEFORE THE REPLACEMENT OPTIONS ARE VESTED IN FULL, THEN YOU WILL FORFEIT THAT PORTION OF ANY REPLACEMENT OPTIONS THAT REMAIN UNVESTED AT THE TIME YOUR CONTINUED SERVICE TERMINATES.

We are making the Offer upon the terms, and subject to the conditions, described in the Offer Documents.  Without limiting the preceding sentence, the Offer is subject to conditions that we describe in Section 6 of the Offer Documents.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.  YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS.

Shares of our common stock are listed on The Nasdaq Global Market under the symbol “MBRX.”  On December 5, 2008, the closing price of our common stock as reported on Nasdaq was $0.45.  We recommend that you obtain current market reports for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

A listing of all of your Eligible Option Grants can be obtained by contacting the Metabasis stock administration department via e-mail at kathiel@mbasis.com.

If you have any questions regarding the Offer, please consult the Offer Documents and the Schedule TO.  If these documents do not answer your questions, or if you need assistance completing the related documentation, please contact Trisha Millican at trisham@mbasis.com.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Your election to exchange one or more of your Eligible Option Grants is voluntary.  If you decide to participate in the Offer, you must properly complete the Election Form which may be obtained from Metabasis’ stock administration department via email at kathiel@mbasis.com and deliver it in accordance with its instructions before the Expiration Date (currently 5:00 p.m., U.S. Pacific Time on January 7, 2009), unless we extend the expiration of the Offer.  If you do not submit the Election Form by the stated time on the Expiration Date, you will be deemed to have rejected the Offer.  Delivery of the completed forms will be deemed made only when actually received by us.  No late deliveries will be accepted.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors.  You should consult your personal advisors if you have questions about your financial and/or tax situation.  The information about the Offer is limited to the Offer Documents.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THE OFFER.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER DOCUMENTS.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

GLOSSARY

2001 Plan means our 2001 Amended and Restated Equity Incentive Plan, as amended from time to time.  All Replacement Options will be issued under the 2001 Plan.

Commencement Date means the date that we first provide to Eligible Participants the opportunity to participate in the Offer and the means to exchange Eligible Option Grants.

Continued Service means that the Eligible Participant’s service with us, whether as an employee or consultant, is not interrupted or terminated.  A change in the capacity in which the Eligible Participant renders service to us as an employee or consultant, provided that there is no interruption or termination of the Eligible Participant’s service with us, shall not terminate an Eligible Participant’s Continued Service.  For example, a change in status from an employee to a consultant shall not constitute an interruption of Continued Service.  The Board of Directors or the chief executive officer of Metabasis, in that party’s sole discretion, may determine whether Continued Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

Board of Directors means the board of directors of Metabasis.

Eligible Participant means all persons that as of the commencement of the Offer are our employees or SAB Members. This includes our executive officers but excludes non-employee members of our Board of Directors.

Eligible Option Grants means all outstanding stock options that were granted under our 2001 Plan held by Eligible Participants that have an exercise price that is equal to or greater than $1.50 per share.

Expiration Date means the time that the Offer will expire, which is currently set to be at 5:00 p.m., U.S. Pacific Time, on January 7, 2009, unless we extend the expiration of the Offer.

Fair Market Value means the closing sales price of our common stock as reported on Nasdaq on the date of determination (or, if no closing sales price was reported on that date, on the last trading date such closing sales price was reported).

Nasdaq means The Nasdaq Global Market.

Offer means this offer to exchange Eligible Option Grants for Replacement Options.

Offer Documents means this Offer To Exchange Outstanding Options To Purchase Common Stock, the Summary Term Sheet, the related cover letter, the Glossary and the Questions and Answers (as they each may be amended from time to time).

Replacement Options means stock options issued pursuant to the Offer in exchange for the Eligible Option Grants.

SAB Member means a member of our Scientific Advisory Board.

SEC means the U.S. Securities and Exchange Commission.

Schedule TO means the Tender Offer Statement filed by us with the SEC in connection with the Offer.

Metabasis means Metabasis Therapeutics, Inc.

THE OFFER

1.                                      NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering Eligible Participants that, as of the Commencement Date, are our employees or SAB Members, the opportunity to exchange their Eligible Option Grants for Replacement Options to purchase an equivalent number of shares of our common stock.  Our executive officers are eligible to participate in the offer, but non-employee members of our Board of Directors will not be eligible to participate in the Offer.

Eligible Option Grants are all outstanding options to purchase shares of our common stock that were granted under our 2001 Plan and are held by Eligible Participants that have an exercise price that is equal to or greater than $1.50 per share.

As of December 5, 2008, approximately 4,735,047 shares of our common stock were covered by options outstanding under the 2001 Plan, of which 2,848,093 shares were covered by Eligible Option Grants.

Your participation in the Offer is voluntary.  You may exchange one or more of your Eligible Option Grants.  However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option Grant that you tender in response to the Offer.  The Offer is subject to the terms and conditions described in the Offer Documents.  We will only accept for exchange Eligible Option Grants that are properly tendered and not validly withdrawn in accordance with Section 4 of the Offer Documents before the Offer expires on the Expiration Date.

The exchange ratio of shares subject to Eligible Option Grants to shares subject to Replacement Options issued is one-to-one. In other words, if you validly tender an Eligible Option Grant in the Offer, and such Eligible Option Grant is accepted and cancelled, you will receive a Replacement Option to acquire the same number of shares of common stock that were underlying your Eligible Option Grant at the time of the exchange. For example, if you are an Eligible Participant and you elect to exchange an Eligible Option Grant to purchase 1,000 shares of our common stock, you will receive a Replacement Option to purchase 1,000 shares of our common stock.

Each Replacement Option issued in the exchange will represent a right to acquire the same number of shares of our common stock as the Eligible Option Grant that it replaces, at a fixed exercise price per share that is equal to the greater of (i) $1.00 or (ii) the Fair Market Value of our common stock on the date the Replacement Option is granted.  We expect to grant the Replacement Options immediately following the Expiration Date.  Each grant of Replacement Options will expire a maximum of 10 years from the date of grant of the Replacement Options, but if you cease providing Continued Service, the option will expire earlier.  Replacement Options issued in the exchange will be completely unvested at the time they are granted and will become vested on the basis of an Eligible Participant’s Continued Service. Subject to your Continued Service, 25% of the shares underlying your Replacement Options will vest six months after the date the Replacement Options are granted and the remaining 75% of the shares will vest in equal monthly installments beginning on the date of grant of the Replacement Options so that the Replacement Options will be vested in full three years from the grant date of the Replacement Options.

PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO CONTINUED SERVICE TO US.  YOUR SERVICE IS “AT-WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

IF YOU ARE NOT AN EMPLOYEE OR SAB MEMBER ON THE EXPIRATION DATE, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER.  IF THE OPTIONS THAT YOU TENDERED FOR EXCHANGE HAVE AN EXERCISE PRICE THAT IS LESS THAN $1.50 PER SHARE, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR REPLACEMENT OPTIONS AND YOUR CONTINUED SERVICE TERMINATES FOR ANY REASON BEFORE THE REPLACEMENT OPTIONS ARE VESTED IN FULL, THEN YOU WILL FORFEIT THAT PORTION OF ANY REPLACEMENT OPTIONS RECEIVED THAT REMAINS UNVESTED AT THE TIME YOUR CONTINUED SERVICE TERMINATES.

The Expiration Date of the Offer means 5:00 p.m., U.S. Pacific Time, on January 7, 2009, unless we, in our discretion, extend the expiration of the Offer.  If we extend the expiration of the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires.  See Section 14 for a description of our rights to extend, delay, terminate and amend the Offer.

We will publish a notice if we decide to amend the Offer and take any of the following actions:

•                                          increase or decrease what we will give you in exchange for your Eligible Option Grants; or

•                                          increase or decrease the number of Eligible Option Grants that can be exchanged in the Offer.

If the Offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer for a period of 10 business days after the date the notice is published. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.                                      PURPOSE OF THE OFFER.

Historically, we have regularly granted stock options to virtually all of our employees and certain of our consultants. When our Compensation Committee or chief executive officer approves the grant of a stock option, an exercise price is established that must be paid to purchase shares of common stock when the option is exercised. The exercise price per share is typically equal to the market price of a share of our common stock on the date the stock option is granted. Thus, an optionholder receives value only if he or she exercises a stock option and later sells the purchased shares at a price that exceeds the stock option’s exercise price.

Like many biotechnology companies, our stock price has experienced a significant decline during the last year, which has been exacerbated by the recent global financial crisis and other current negative macroeconomic indicators.  Earlier this year, we implemented a revised strategic plan intended to refocus our strategic objectives and in turn, increase our stock price.  The main goals of our revised strategic plan are the further clinical evaluation of our core assets, MB07811 and MB07803, with a focus on achieving key clinical milestones, continuing our efforts in other research programs and pursuing our business development initiatives as a means of accelerating and funding these operating activities.  We also intend to pursue partnering opportunities on certain programs at an earlier stage of development than planned under our previous strategic plan.  In addition, we recently implemented a reduction in force and a restructuring of operations as a result of a strategic realignment to preserve cash and reduce ongoing general and administrative and research and development operating expenses with more reliance on third party providers to allow greater flexibility in controlling costs.  These efforts have not yet translated into a substantial improvement in our stock price.  Consequently, many of our optionholders hold options with exercise prices significantly higher than the current market price of our common stock.

As of December 5, 2008, Eligible Participants held options for approximately 2,848,093 shares with exercise prices equal or greater than $1.50 per share.  On December 5, 2008, the closing price of our common stock as reported by Nasdaq was $0.45.  We believe that to enhance long-term stockholder value we need to maintain competitive compensation and incentive programs and that an equity stake in our success is a critical component of these programs.  Options that are substantially “out of the money” are no longer effective as performance and retention incentives.  We believe the Offer will provide us with a renewed opportunity to give Eligible Participants an economic stake in our future growth and success.

In addition, many of the Eligible Option Grants have been out of the money for an extended period of time and, therefore, have not been exercised.  As a result, we have developed a significant stock option “overhang” consisting of options that we believe are not serving their intended incentive-related purpose.

We regularly evaluate various strategic and business development opportunities, and as contemplated by our strategic plan, we plan to establish strategic collaborations for our core assets, MB07803 and MB07811, at appropriate times while seeking to license or sell our glucagon antagonist program, pradefovir and MB07133.  Subject to the foregoing, and except as otherwise disclosed in the Offer Documents or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

(a)           any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)           any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)                                  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)                                  any change in our management, including a change to the material terms of employment of any executive officer;

(e)                                  any change in our present Board of Directors, including a change in the number or term of directors;

(f)                                    any other material change in our corporate structure or business;

(g)                                 our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

(h)                                 our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

(i)                                    the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;

(j)                                    the acquisition by any person of our securities or the disposition of our securities; or

(k)                                any change in our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Option Grants, nor have we authorized any person to make any such recommendation.  You are urged to evaluate carefully all of the information in the Offer Documents and to consult your own legal, investment and/or tax advisors.  You must make your own decision whether to exchange your Eligible Option Grants.

3.                                      PROCEDURES.

Making Your Election.  To make your election to accept or reject the Offer, you must make your election and submit the Election Form to the Metabasis stock administration department via e-mail at kathiel@mbasis.com before 5:00 p.m., U.S. Pacific Time, on January 7, 2009.  The Election Form may be obtained from the Metabasis stock administration department via e-mail at kathiel@mbasis.com.  A listing of all of your Eligible Option Grants can be obtained by contacting the Metabasis stock administration department via e-mail at kathiel@mbasis.com. If you have any questions regarding the submission of the Election Form, please contact Trisha Millican at trisham@mbasis.com.

You do not need to return your stock option agreements for your Eligible Option Grants to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Option Grants for exchange.  You will be required to return your stock option agreements only upon our request.

The delivery of the Election Forms and any other required documents are at the sole risk of the option holder.  Delivery of the completed forms will be deemed made only when actually received by us via email at kathiel@mbasis.com.  No late deliveries will be accepted.

Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our discretion, all questions as to the number of shares subject to Eligible Option Grants and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms.  Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any Eligible Option Grants, and no one will be liable for failing to give such notice.  Our determination of these matters will be final and binding on all parties.  We may reject any or all Election Forms or Eligible Option Grants that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option Grants that are exchanged.  We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Option Grants or any particular option holder.  No Eligible Option Grant will be accepted for exchange until all defects or irregularities in it have been cured by the option holder exchanging the Eligible Option Grant, or waived by us, prior to the Expiration Date.

Our Acceptance Constitutes an Agreement.  If you elect to exchange your Eligible Option Grants and you exchange your Eligible Option Grants according to the procedures described above, you will have accepted the Offer.  Our acceptance of Eligible Option Grants that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of the Offer.

Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept on the Expiration Date of the Offer, all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn.

4.                                      CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4.  You may change your election at any time beginning on the Commencement Date and ending at 5:00 p.m., U.S. Pacific Time, on January 7, 2009.

To change your election, you must deliver a Notice of Withdrawal, or re-deliver the Election Form, each to the Metabasis stock administration department via e-mail at kathiel@mbasis.com, before 5:00 p.m., U.S. Pacific Time, on January 7, 2009.  Each of these documents may be obtained from the Metabasis stock administration department via e-mail at kathiel@mbasis.com.  If you have any questions regarding any changes to your election, please contact Trisha Millican at trisham@mbasis.com.  The last Notice of Withdrawal or Election Form delivered by you as described above prior to 5:00 p.m., U.S. Pacific Time, on January 7, 2009 will be treated as your final election with respect to the Offer.  After you deliver a Notice of Withdrawal, you will receive an email confirmation that will confirm your election to withdraw your Eligible Option Grants from the exchange.

The delivery of Election Forms, Notices of Withdrawal and any other required documents are at the sole risk of the option holder.  Delivery of the completed forms will be deemed made only when actually received by us.  No late deliveries will be accepted.

5.                                      ACCEPTANCE OF ELIGIBLE OPTION GRANTS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

On the terms and subject to the conditions of the Offer, we currently expect that on the Expiration Date, we will accept for exchange and cancel all Eligible Option Grants properly tendered and not validly withdrawn before the Expiration Date in accordance with the Offer.  We expect to grant the Replacement Options immediately following the Expiration Date.

The exchange ratio of shares subject to Eligible Option Grants to shares subject to Replacement Options is one-to-one. In other words, if you validly tender an Eligible Option Grant in the Offer, and such Eligible Option Grant is accepted and cancelled, you will receive a Replacement Option to acquire the same number of shares of our common stock that were underlying your Eligible Option Grant at the time of the exchange.

A listing of all of your Eligible Option Grants can be obtained by contacting the Metabasis stock administration department via e-mail at kathiel@mbasis.com.

If you are an employee of ours (including an employee on a leave of absence) or an SAB Member as of the Commencement Date but not as of the Expiration Date, then you are not eligible to participate in the Offer and your tender of your stock options will not be accepted.

If you tender your Eligible Option Grants and they are cancelled in the Offer and, on the date Replacement Options are granted, you are an employee on a leave of absence protected by statute, then you will be entitled to receive a Replacement Option on the date Replacement Options are granted.  If, however, on the date Replacement Options are granted you are an employee on a leave that is not protected by statute, then the Replacement Options will be issued on the date, if any, that you return to regular employment with us.

We will notify you as promptly as practicable after the Expiration Date if we reject your election to exchange your Eligible Option Grants.  After you deliver an Election Form you will receive an email confirmation that will confirm your election and state where you can find information regarding the number of Replacement Options that we will grant to you.

6.                                      CONDITIONS OF THE OFFER.

We will not be required to accept any Eligible Option Grants that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Option Grants that you elect to exchange, in each case at any time on or prior to the Expiration Date, if we determine that any event has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Option Grants that you elect to exchange, including:

•              any change or changes in the applicable accounting or tax rules that cause the Offer to subject us to adverse accounting or tax treatment.

•              any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange, the acquisition of some or all of the Eligible Option Grants, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

•              any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

(a)           make it illegal for us to accept some or all of the Eligible Option Grants or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

(b)           delay or restrict our ability, or render us unable, to accept the Eligible Option Grants for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Option Grants;

(c)           materially impair the benefits we believe we will receive from the exchange; or

(d)           materially and adversely affect our business, condition (financial or other), income, operations or prospects.

•              there is:

(a)           any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)           the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

•              another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)           any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(b)           any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

(c)           any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

•              any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the Offer are for our benefit.  We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time, whether or not we waive any other condition to the Offer.

Our failure to exercise any of these rights is not a waiver of any of these rights.  The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7.             PRICE RANGE OF COMMON STOCK.

The Eligible Option Grants subject to the Offer are not publicly traded.  However, upon exercise of an Eligible Option Grant, the option holder becomes a holder of our common stock. Our common stock is listed on Nasdaq under the symbol “MBRX.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on Nasdaq.

Quarter ended	High	Low

Fiscal Year 2008
Through December 5, 2008	$1.29	$0.27
September 30, 2008	$1.73	$1.13
June 30, 2008	$2.72	$1.46
March 31, 2008	$2.83	$1.40

Fiscal Year 2007
December 31, 2007	$3.33	$2.35
September 30, 2007	$7.15	$2.65
June 30, 2007	$8.64	$6.94
March 31, 2007	$8.10	$6.57

Fiscal Year 2006
December 31, 2006	$8.39	$5.15
September 30, 2006	$8.29	$5.05
June 30, 2006	$9.30	$7.45
March 31, 2006	$9.79	$7.66

                On December 5, 2008, the closing price of our common stock as reported by Nasdaq was $0.45.  We recommend that you obtain current market reports for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

8.                                      EXCHANGE RATIO.

                                                The exchange ratio of shares subject to Eligible Option Grants to shares subject to Replacement Options is one-to-one. In other words, if you validly tender an Eligible Option Grant, and such Eligible Option Grant is accepted and cancelled, you will receive a Replacement Option to acquire the same number of shares of our common stock that were underlying your Eligible Option Grant at the time of the exchange.  For example, if an Eligible Participant holds an Eligible Option Grant to purchase 1,000 shares of our common stock at an exercise price of $3.00 per share, he or she would be entitled to exchange that stock option for a Replacement Option to purchase 1,000 shares having an exercise price equal to the greater of either (i) $1.00 or (ii) the Fair Market Value of our common stock on the date the Replacement Option is granted.

9.                                      SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

Each Replacement Option issued in the exchange will represent a right to acquire the same number of shares of our common stock as the Eligible Option Grant that it replaces, at a fixed exercise price per share that is equal to the greater of either (i) $1.00 or (ii) the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options immediately following the Expiration Date.

Each grant of Replacement Options will expire a maximum of 10 years from the date of grant of the Replacement Options, but if you cease providing Continued Service to us, the option will expire earlier.  The Replacement Options issued in the exchange will be completely unvested at the time they are granted and will become vested on the basis of an Eligible Participant’s Continued Service.  Subject to your Continued Service, 25% of the shares underlying your Replacement Options will vest six months after the date the Replacement Options are granted and the remaining 75% of the shares will vest in equal monthly installments beginning on the date of grant of the Replacement Options so that the Replacement Options will be vested in full three years from the grant date of the Replacement Options.  Replacement Options will be incentive stock options pursuant to the 2001 Plan, to the maximum extent permitted by U.S. federal tax law.  However, if more than $100,000 of the Replacement Options granted to any Eligible Participant, based on the exercise price, may vest and first become exercisable in any one calendar year, then that portion of such Replacement Options that exceeds this limit will be a nonstatutory stock option. Replacement Options granted to SAB Members may not be incentive stock options and will be nonstatutory stock options.  By participating in the Offer you may cause Eligible Option Grants that were incentive stock options to be exchanged for Replacement Options, all or some portion of which may be nonstatutory stock options.  Please see Section 13 on the difference in tax treatment between an incentive stock option and nonstatutory stock option.  All other terms and conditions of the Replacement Options will be substantially the same as those that apply generally to stock options granted under the 2001 Plan. For additional information regarding the terms of the Replacement Options to be issued in the exchange, please refer to the 2001 Plan prospectus and supplement.

As of December 5, 2008, there were approximately 35,043,026 shares of our common stock outstanding.  If we receive and accept the exchange of all Eligible Option Grants, we will grant Replacement Options to purchase a total of approximately 2,848,093 shares of our common stock.  The common stock issuable upon exercise of the Replacement Options would equal approximately 8% of the total shares of our common stock outstanding as of December 5, 2008.

10.                               INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTION GRANTS.

A list of our directors and executive officers and their stock option holdings is attached to the Offer Documents as Schedule A.  As of the close of business on December 5, 2008, our executive officers and non-employee directors (12 persons) as a group held options outstanding under the 2001 Plan to purchase a total of 1,565,949 shares of our common stock.  This covered approximately 33% of the shares subject to all options outstanding under the 2001 Plan as of the same date.  As of the close of business on December 5, 2008, our executive officers as a group held Eligible Option Grants to purchase a total of 1,008,919 shares of our common stock covering approximately 35% of the shares subject to all Eligible Option Grants as of the same date. Non-employee members of our Board of Directors will not be eligible to participate in the Offer and therefore none of them hold Eligible Option Grants. In addition to being a non-employee member of our Board of Directors, Elizabeth Stoner, M.D. is an SAB Member.  However, due to her status as a non-employee member of our Board of Directors, Dr. Stoner is not an Eligible Participant.

During the past 60 days, we have not issued any Eligible Option Grants and no Eligible Option Grants have been exercised.  Neither we, nor, to the best or our knowledge, any member of our Board of Directors or any of our executive officers, nor any affiliate of ours, engaged in transactions involving Eligible Option Grants during the past 60 days.

Except as otherwise described in the Offer Documents or in our filings with the SEC, including our Definitive Proxy Statement filed on Schedule 14A on April 29, 2008, our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, and other than outstanding stock options and other stock awards granted from time to time to certain of our employees (including our executive officers) and members of our Board of Directors under the 2001 Plan or the 2004 Non-Employee Directors’ Stock Option Plan, neither we nor, to our knowledge, any of our executive officers or members of our Board of Directors or any person holding a controlling interest in us is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11.                               STATUS OF ELIGIBLE OPTION GRANTS ACQUIRED BY US IN THE EXCHANGE.

The Offer is intended to restore competitive and appropriate equity incentives for our employees and SAB Members and to reduce our existing overhang.

Many of the Eligible Option Grants have been out of the money for an extended period of time and, therefore, have not been exercised.  As a result, we have developed a significant stock option “overhang” consisting of options that we believe are not serving their intended incentive-related purpose.  Since the exchange ratio of shares subject to Eligible Option Grants to shares subject to Replacement Options is one-to-one, if all Eligible Option Grants are tendered in this Offer, Eligible Option Grants covering an aggregate of 2,848,093 shares of our common stock as of December 5, 2008 would be surrendered and cancelled and Replacement Options covering the same number of shares would be issued.

12.                               LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Option Grants and the grant of Replacement Options as described in the Offer Documents.  If any other approval or action should be required, we presently intend to seek such approval or take such action.  This could require us to delay the acceptance of any Eligible Option Grants that you elect to exchange.  We cannot assure you that we would be able to obtain any required approval or take any other required action.  Our failure to obtain any required approval or take any required action might result in harm to our business.  Our obligation under the Offer to accept exchanged Eligible Option Grants and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.

13.                               MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

CIRCULAR 230 DISCLAIMER.  THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU.  THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S EQUITY INCENTIVE PLAN.  YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

                The following is a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Option Grants for Replacement Options pursuant to the Offer for those Eligible Participants subject to U.S. federal income tax. This discussion is based on the Internal

Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder.

                We recommend that you consult your own tax advisor with respect to the United States federal, state and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

                We believe the exchange of Eligible Option Grants for Replacement Options pursuant to the Offer will be treated as a non-taxable exchange.  If you exchange outstanding incentive stock options or nonstatutory stock options for Replacement Options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

Replacement Options

                If you participate in the Offer, you will not recognize any income or be subject to income tax withholding upon receipt of your Replacement Options.  If a Replacement Option is a nonstatutory stock option, on the date or dates when you exercise your Replacement Options and receive shares of common stock, you generally will recognize ordinary income equal to the excess of the fair market value of the shares on the date the Replacement Option was exercised over the Replacement Option’s exercise price.  If a Replacement Option is an incentive stock option, then the exercise of the Replacement Option generally will not result in taxable income to the Eligible Participant, but, as further described below in the section entitled “Incentive Stock Options”, may result in an alternative minimum tax liability.  If the Eligible Participant disposes of the shares acquired upon the exercise of such incentive stock option within two years after the Replacement Option’s date of grant or one year after the Replacement Option’s date of exercise, the Eligible Participant will generally recognize ordinary income in the amount of the excess of the fair market value of the shares on the date the Replacement Option was exercised over the Replacement Option’s exercise price.

                When shares are delivered to you upon exercise of your Replacement Options, you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations.  We may require you to satisfy any applicable tax withholding requirements, through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise.  We may also authorize the withholding of shares in such amounts as we determine are necessary to satisfy our tax withholding obligations, if any.  Unless the foregoing tax withholding obligations are satisfied, we have no obligation to deliver any shares to you upon exercise of your Replacement Options.

Stock Options

                If you participate in the Offer, your Eligible Option Grants will be exchanged for Replacement Options.  Replacement Options will be granted as incentive stock options, to the maximum extent permitted by U.S. federal tax law.  However, if more than $100,000 of the Replacement Options granted to any Eligible Participant, based on the exercise price, may vest and first become exercisable in any one calendar year, then that portion of such Replacement Options that exceeds this limit will be a nonstatutory stock option. Replacement Options granted to SAB Members may not be incentive stock options and will be nonstatutory stock options.  By participating in the Offer you may cause Eligible Option Grants that were incentive stock options to be exchanged for Replacement Options, all or some portion of which may be nonstatutory stock options. So that you are able to compare the tax consequences of new Replacement Options to that of your Eligible Option Grants, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Incentive Stock Options

                Under current U.S. federal tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.  Please see the discussion below for details regarding the tax treatment of nonstatutory stock options.

                If an option holder sells the common stock acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

                •  more than two years after the date the incentive stock option was granted; and

                •  more than one year after the date the incentive stock option was exercised.

                If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

                If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable as ordinary income to the option holder at the time of the disposition.

                If the sales price in a disqualifying disposition exceeds the fair market value of the option shares on the date the option was exercised, then the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

                Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

Nonstatutory Stock Options

                Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option granted with an exercise price equal to the fair market value of the underlying stock on the date of grant. However, when an option holder exercises the option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be compensation income taxable to the option holder.

                We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

                Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which tax withholding will be required.

14.                               EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Option Grants tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to the option holders.

Prior to the Expiration Date, we may postpone accepting and canceling any Eligible Option Grants or terminate or amend the Offer if any of the conditions specified in Section 6 occurs.  In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the option holders.  Our right to delay accepting and canceling Eligible Option Grants may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of Eligible Option Grants to be exchanged or surrendered in the Offer.

We may amend the Offer at any time by announcing an amendment.  If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 6:00 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date.  Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934.  Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances.  We will publish a notice if we decide to take any of the following actions:

•                  increase or decrease what we will give you in exchange for your Eligible Option Grants; or

•                  increase or decrease the number of Eligible Option Grants to be exchanged.

If the Offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of 10 business days after the date the notice is published.

15.                               FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Option Grants to exchange such Eligible Option Grants pursuant to the Offer.

16.                               INFORMATION ABOUT US.

General

We were incorporated in Delaware in April 1997 as a wholly owned subsidiary of Gensia Sicor Inc., now Sicor Inc., which became an indirect wholly owned subsidiary of Teva Pharmaceutical Industries Limited in January 2004. In December 1997, Sicor assigned to us specified assets and liabilities relating to its then existing business of discovering and developing proprietary pharmaceutical products. In June 1999 we completed a corporate restructuring and management stock purchase in which we became an independent company. We have a wholly owned subsidiary, Aramed, Inc., which was transferred to us by Sicor and does not conduct an active business.  Our principal executive offices are located at 11119 North Torrey Pines Road, La Jolla, California, 92037, and our telephone number is (858) 587-2770. Our website is located at www.mbasis.com. The information on our website is not a part of the Offer Documents.

We are a biopharmaceutical company focused on discovering, developing and commercializing novel drugs by applying our proprietary technologies, scientific expertise and unique capabilities for targeting the liver and liver pathways. We have established a broad pipeline of product candidates and advanced research programs targeting large markets with significant unmet needs. Our product pipeline includes product candidates and advanced research programs for the treatment of metabolic diseases such as diabetes and hyperlipidemia, which we refer to as our “core assets,” as well as product candidates and advanced research programs for the treatment of liver diseases such as hepatitis and primary liver cancer, which we refer to as our “non-core assets.” All of our product candidates were developed internally using our proprietary technologies.

We currently have four product candidates at the clinical stage of development. These product candidates include our core metabolic disease product candidates, MB07803 and MB07811, which are being developed as potential treatments for type 2 diabetes and hyperlipidemia, respectively, and our non-core liver disease product candidates, pradefovir and MB07133, which have been developed as potential treatments for hepatitis B and primary liver cancer, respectively.  In addition, our core assets include our glucagon antagonist program, which is in the advanced research stage of development for the treatment of diabetes, and other advanced research programs.

Financial

Set forth below is a selected summary of certain financial information about Metabasis.  This selected financial information is derived from our consolidated financial statements as filed with the SEC.  The selected financial data should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008.

	Year Ended December 31,		Nine Months Ended September 30,
(all amounts in thousands except for per share)	2007	2006	2008	2007
Condensed Consolidated Statement of Operations Data:
Revenues:
Sponsored research	$3,398	$2,210	$1,698	$2,813
License fees	5,301	1,984	1,333	4,550
Other revenue	320	192	—	320
Total revenues	9,019	4,386	3,031	7,683
Operating expenses:
Research and development	40,915	29,945	27,892	31,437
General and administrative	12,442	11,250	7,747	9,284
Total operating expenses	53,357	41,195	35,639	40,721

Loss from operations	(44,338)	(36,809)	(32,608)	(33,038)
Other income (expense)
Interest income	3,095	3,932	812	2,522
Interest expense	(556)	(391)	(680)	(405)
Total other (expense) income	2,539	3,541	132	2,117

Net Loss	$(41,799)	$(33,268)	$(32,476)	$(30,921)

Basic and diluted net loss per share	$(1.37)	$(1.15)	$(0.97)	$(1.01)
Shares used to compute basic and diluted net loss per share	30,587	29,019	33,354	30,552
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$14,141	$12,052	$17,109	$13,194
Securities available-for-sale	$28,297	$65,871	$15,673	$38,079
Trade accounts receivable	$61	$187	—	$412
Prepaids and other current assets	$1,096	$1,303	$1,369	$1,397
Property and equipment, net and other assets	$6,528	$6,442	$5,582	$7,035
Total assets	$50,123	$85,855	$39,733	$60,117
Total stockholders’ equity	$32,101	$68,138	$12,158	$41,635

Metabasis’s book value per share as of December 31, 2007 was $1.04.  Book value per share is the value of our total stockholders’ equity divided by the number of our issued and outstanding common shares, net of shares held in treasury, which at December 31, 2007 amounted to approximately 30,754,000.  Metabasis’ book value per share as of September 30, 2008 was $0.35.

17.                               ADDITIONAL INFORMATION.

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC.  The Offer Documents do not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your stock options.

We also recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a)                                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed March 17, 2008;

(b)                                  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

(c)                                  our Current Reports on Form 8-K filed with the SEC on February 1, 2008, February 15, 2008, April 22, 2008, April 25, 2008, May 1, 2008 (excluding information therein which is deemed furnished and not filed), May 12, 2008, August 7, 2008 (excluding information therein which is deemed furnished and not filed), September 25, 2008 and November 13, 2008 (excluding information therein which is deemed furnished and not filed);

(d)           our Definitive Proxy Statement for our fiscal 2008 Annual Meeting of Stockholders, filed with the SEC on April 29, 2008; and

(e)           the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 28, 2004, including any amendments or reports filed for the purpose of updating such description.

The SEC file number for these filings is 000-50785.  These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is listed on the Nasdaq Global Market under the symbol “MBRX” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

We will also provide without charge to each Eligible Participant, upon his or her written or oral request, a copy of the Offer Documents or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents).  Requests should be directed to:

METABASIS THERAPEUTICS, INC.

11119 NORTH TORREY PINES ROAD

LA JOLLA, CALIFORNIA 92037

(858) 587-2770
Attn:  Stock Administrator

via email at kathiel@mbasis.com or by telephoning us at (858) 587-2770 between the hours of 9:00 a.m. and 5:00 p.m., U.S. Pacific Time.

As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another.  Should you find inconsistencies between the documents, or between a document and the Offer Documents, you should rely on the statements made in the most recent document.

The information about us contained in the Offer Documents should be read together with the information contained in the documents to which we have referred you.

18.                               MISCELLANEOUS.

The Offer Documents and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 do not apply to statements made in connection with the Offer.  These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008.  WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 2008 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE OFFER.

If at any time we become aware of any jurisdiction where the making of the Offer violates the law, we will make a good faith effort to comply with the law.  If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation.  The information about the Offer from us is limited to the Offer Documents and the Tender Offer Statement on Schedule TO.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER DOCUMENTS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A

INFORMATION ABOUT OUR DIRECTORS AND

EXECUTIVE OFFICERS

Our directors and executive officers and their (a) ages, (b) positions and offices and (c) the number of shares of our common stock subject to stock options held as of December 5, 2008, are set forth in the following table:

Name	Age	Positions and Offices Held	Shares Subject to Outstanding Options
Paul K. Laikind, Ph.D.	53	Chief Executive Officer, President, Interim Chief Financial Officer, Secretary and Director	466,437	(1)
Edgardo Baracchini, Ph.D., M.B.A.	49	Senior Vice President of Business Development	391,934	(2)
Mark D. Erion, Ph.D.	51	Chief Scientific Officer, Executive Vice President of Research and Development and Director	355,958	(3)
David F. Hale	59	Chairman of the Board	161,316	(4)
Barry Gumbiner, M.D.	53	Vice President of Clinical Development and Chief Medical Officer	155,323	(5)
Trisha Millican	36	Corporate Controller and Interim Principal Accounting Officer	87,081	(6)
Daniel D. Burgess, M.B.A	47	Director	60,000	(4)
Luke B. Evnin, Ph.D.	45	Director	60,000	(4)
Arnold L. Oronsky, Ph.D.	69	Director	60,000	(4)
William R. Rohn	65	Director	52,500	(4)
George F. Schreiner, M.D., Ph.D.	59	Director	30,000	(4)
Elizabeth Stoner, M.D.	58	Director	20,000	(4)(7)

(1)	Of these, 405,000 shares of common stock are subject to Eligible Option Grants, representing 14% of the total shares subject to all Eligible Option Grants as of December 5, 2008.

(2)	Of these, 190,321 shares of common stock are subject to Eligible Option Grants, representing 7% of total shares subject to all Eligible Option Grants as of December 5, 2008.

(3)	Of these, 240,000 shares of common stock are subject to Eligible Option Grants, representing 8% of the total shares subject to all Eligible Option Grants as of December 5, 2008.

(4)	Non-employee directors are not eligible to participate in the Offer, therefore none of these shares are subject to Eligible Option Grants.

(5)	Of these, 123,033 shares of common stock are subject to Eligible Option Grants, representing 4% of the total shares subject to all Eligible Option Grants as of December 5, 2008.

(6)	Of these, 50,565 shares of common stock are subject to Eligible Option Grants, representing 2% of the total shares subject to all Eligible Option Grants as of December 5, 2008.

(7)

In addition to being a non-employee member of our Board of Directors, Dr. Stoner is an SAB Member. However, due to her status as a non-employee member of the Board of Directors, Dr. Stoner is not an Eligible Participant.

The business address of each director and executive officer is: Metabasis Therapeutics, Inc., 11119 North Torrey Pines Road, La Jolla, CA 92037 and the business telephone number of each director and executive officer is (858) 587-2770.

Paul K. Laikind, Ph.D. is one of our founders and has served on our Board of Directors since April 1997, was appointed Chairman of the Board and Chief Executive Officer in April 1998, President and Secretary in June 1999 and interim Chief Financial Officer in May 2008. Dr. Laikind served as Chairman of the Board from April 1998 to September 2006. From 1986 to 1999, Dr. Laikind founded and was Vice President of Business Development and a director at Gensia, where he was responsible for establishing major research and development corporate partnerships with leading U.S. and European companies including Marion Merrell Dow, Sandoz, Boehringer Mannheim, Pfizer and Sankyo. While at Gensia, Dr. Laikind founded Viagene, Inc., a biotechnology company acquired by Chiron, Inc. in 1995. Dr. Laikind serves on the board of BIOCOM/San Diego, BIO Emerging Companies Section Governing Board, and the San Diego American Liver Foundation. Dr. Laikind holds a Ph.D. in chemistry from the University of California at San Diego, or UCSD, and has served as a research faculty member at the UCSD School of Medicine.

Edgardo Baracchini, Ph.D., M.B.A. has served as our Vice President of Business Development since May 2002 and was promoted to our Senior Vice President of Business Development in April 2005. Dr. Baracchini has over 15 years of experience in structuring and negotiating research and development partnerships, mergers and acquisitions, and in-licensing arrangements. To date, Dr. Baracchini has negotiated more than 50 business transactions with multinational and Asian pharmaceutical firms, biotechnology companies and leading universities. Prior to joining Metabasis, since 1999 Dr. Baracchini was the Vice President of Business Development at Elitra Pharmaceuticals. From 1996 to 1999, Dr. Baracchini served as the Director of Business Development at Agouron Pharmaceuticals, and as Assistant Director of Business Development at Isis Pharmaceuticals from 1992 to 1996. From 1988 to 1992, Dr. Baracchini performed postdoctoral research at UCSD and The Scripps Research Institute. Dr. Baracchini holds a Ph.D. in molecular and cell biology from the University of Texas at Dallas, an M.B.A. from the University of California, Irvine and a B.S. degree in microbiology from the University of Notre Dame.

Mark D. Erion, Ph.D. is one of our founders and has served as our Executive Vice President of Research and Development since April 1997 and on our Board of Directors since June 1999. In November 2005, Dr. Erion was appointed Chief Scientific Officer of Metabasis. Prior to joining Metabasis, Dr. Erion was with Gensia, where he served as Director of Chemistry and Biochemistry from 1991 and assumed responsibility for research in 1996. Prior to joining Gensia, Dr. Erion was a Group Leader at Ciba-Geigy Pharmaceutical Company, where he directed a team in the area of protein engineering. Dr. Erion’s research has resulted in over 112 publications and 36 U.S. patents. His discovery efforts over the past 12 years have produced seven clinical candidates, several research collaborations and more recently our HepDirect and NuMimetic technologies. Dr. Erion received a B.S. in mathematics and chemistry from the University of Oregon, a Ph.D. in Chemistry from Cornell University and was a National Institutes of Health postdoctoral fellow in enzymology at the Massachusetts Institute of Technology.

David F. Hale has served as Chairman of our Board of Directors since September 2006 and as a director since April 1997. Mr. Hale is currently Executive Chairman of Somaxon Pharmaceuticals since December 2007 and Chairman of Hale BioPharma Ventures. Mr. Hale served as President and Chief Executive Officer and a director of CancerVax Corporation from October 2000 to May 2006 when CancerVax merged with Micromet AG to form Micromet, Inc., of which he is currently Chairman. Prior to joining CancerVax, he was President and Chief Executive Officer of Women First HealthCare, Inc. from January 1998 to May 2000. Mr. Hale served as President, Chief Executive Officer and Chairman of Gensia from May 1987 to November 1997. Prior to joining Gensia, Mr. Hale was President and Chief Executive Officer of Hybritech Inc. Mr. Hale serves as Chairman of the board of directors of the publicly-held biopharmaceutical company Santarus, Inc. He also serves as Executive Chairman of the privately-held specialty pharma companies, SkinMedica, Inc. and Neurelis, Inc., and on the boards of privately-held Verus Pharmaceuticals, Inc. and Conatus Pharmaceuticals, Inc. Mr. Hale also serves on the boards of the Biotechnology Industry Organization (BIO), BIOCOM, CONNECT, the Biotechnology Institute, Rady Children’s Hospital of San Diego and The Burnham Institute. Mr. Hale received a B.A. in biology and chemistry from Jacksonville State University.

Barry Gumbiner, M.D. has served as our Vice President of Clinical Development and Chief Medical Officer since November 2008 and as our Executive Director of Clinical Development since September 2006.  Prior to joining Metabasis, Dr. Gumbiner served as an Associate Director and Director, Clinical Research, Metabolism at Merck & Co., Inc. from July 2000 to September 2006.  Dr. Gumbiner received a B.A. degree from the University of California, Los Angeles, a medical degree from the University of Southern California School of Medicine, followed by residency in internal medicine at the Los Angeles County-University of Southern California Medical Center.  He completed his fellowship in endocrinology at the University of California, San Diego School of Medicine after which he joined the faculty of the University of Rochester, School of Medicine and Dentistry as an Assistant Professor of Medicine.  Subsequently, he joined the faculty at Indiana University School of Medicine as an Associate Professor of Medicine.

Trisha Millican has served as our Corporate Controller since August 2006 and our interim Principal Accounting Officer since May 2008. Prior to joining us, from 2003 to 2006, Ms. Millican served as the controller of Discovery Partners International, Inc. (now Infinity Pharmaceuticals, Inc.), a publicly held biotechnology company. From 2000 to 2003, she held various financial management positions with Nanogen, Inc., a publicly held biotechnology company. Ms. Millican was also an auditor with Deloitte & Touche LLP. Ms. Millican holds a B.S. in Accountancy and is a certified public accountant in the state of California.

Daniel D. Burgess, M.B.A. has served on our Board of Directors since March 2004. Mr. Burgess is currently President and Chief Executive Officer and a director of Mpex Pharmaceuticals, Inc., a privately held pharmaceutical company. From August 1999 to May 2007, Mr. Burgess was Chief Operating Officer and Chief Financial Officer of Hollis-Eden Pharmaceuticals, Inc., a pharmaceutical company. Mr. Burgess joined Hollis-Eden from Nanogen, Inc., a supplier of molecular diagnostic tests, where he served as Vice President and Chief Financial Officer. Prior to joining Nanogen in 1998, Mr. Burgess spent ten years with

Gensia Sicor, Inc. (acquired by Teva Pharmaceutical Industries Limited), formerly Gensia Inc., a specialty pharmaceutical company, and Gensia Automedics, Inc., a partially owned subsidiary of Gensia Sicor. He served as President and a director of Gensia Automedics, where he was responsible for all functional areas of this medical products company. In addition, he was Vice President and Chief Financial Officer of Gensia Sicor, where he was responsible for finance, investor relations, business development and other administrative functions. Prior to joining Gensia, Mr. Burgess held positions at Castle & Cooke, Inc. and Smith Barney, Harris Upham and Company. Mr. Burgess has served as a director of Santarus, Inc. since July 2004.  He holds a B.A. in economics from Stanford University and an M.B.A. from Harvard Business School.

Luke B. Evnin, Ph.D. has served on our Board of Directors since September 2000. Dr. Evnin is a Managing Director at MPM Capital, a venture capital firm focusing on global healthcare investments. Before joining MPM Capital in 1998, Dr. Evnin was affiliated with Accel Partners for seven years, including four years as a General Partner. He was involved in biopharmaceutical, pharmaceutical, medical device and healthcare service companies for Accel Partners’ funds III, IV, and V. He was responsible for overall investment strategy, deal origination, analyses, investment and gain realization. Dr. Evnin serves on the board of directors of the publicly-held medical device company EnteroMedics, Inc. as well as several privately-held healthcare companies, including Oxagen, Inc., Peptimmune, Inc. and Pacira, Inc. Dr. Evnin holds a Ph.D. in Biochemistry from the University of California at San Francisco, and an A.B. in Molecular Biology from Princeton University.

Arnold L. Oronsky, Ph.D. has served on our Board of Directors since September 2000. Dr. Oronsky is a General Partner at InterWest Partners, a venture capital firm focusing on investments in life sciences and information technology. Dr. Oronsky joined InterWest Partners in a full-time capacity in 1994 after serving as a special limited partner since 1989. He also serves as a senior lecturer in the Department of Medicine at Johns Hopkins Medical School. From 1980 to 1993, Dr. Oronsky was Vice President for Discovery Research at the Lederle Laboratories division of American Cynamid Company, a pharmaceutical company. From 1973 to 1976, Dr. Oronsky was Head of Inflammation, Allergy and Immunology Research at Ciba-Geigy. From 1970 to 1972, he was an assistant professor at Harvard Medical School, where he also served as a research fellow from 1968 to 1970. Dr. Oronsky serves on the board of directors of the publicly-held biotechnology companies Anesiva Inc. and Dynavax Technologies Corporation. He holds a Ph.D. from Columbia University, College of Physicians and Surgeons and a B.S. degree from University College, New York University.

William R. Rohn has served on our Board of Directors since December 2004. From April 2005 until March 2006, Mr. Rohn served as interim Chief Executive Officer and Vice Chairman of the Board of Raven Biotechnologies, a private biotechnology company. In January 2005, Mr. Rohn retired from Biogen Idec Inc., where he had served as Chief Operating Officer since the merger of IDEC Pharmaceuticals Inc. and Biogen, Inc. in November 2003. Mr. Rohn joined IDEC in August 1993 as Senior Vice President, Commercial and Corporate Development, was appointed Senior Vice President, Commercial Operations in April 1996 and was promoted to Chief Operating Officer in May 1998 and President in January 2002. Prior to joining IDEC, Mr. Rohn was employed by Adria Laboratories from 1984 until 1993, most recently as Senior Vice President of Sales and Marketing. Prior to Adria, Mr. Rohn

held marketing and sales management positions at Abbott Laboratories, Warren-Teed Pharmaceuticals, Miles Laboratories and Mead Johnson Laboratories. Mr. Rohn serves on the board of directors of Cerus Corporation, a publicly-held biotechnology company, and Elan Corporation plc, a publicly-held pharmaceutical company. Mr. Rohn received a B.A. in Marketing from Michigan State University.

George F. Schreiner, M.D., Ph.D. has served on our Board of Directors since June 2007. Dr. Schreiner is currently Chief Executive Officer and a director of Raven Biotechnologies, Inc., a privately-held biotechnology company. Prior to joining Raven Biotechnologies in May 2006, he was President of Research and Development and Chief Scientific Officer at Scios Inc., a biopharmaceutical company and member of the Johnson & Johnson Family of Companies, from April 2003 to May 2006, and held the positions of Chief Scientific Officer, Chief Medical Officer and Senior Vice President of Research and Development of Scios from January 1997 to April 2003. Prior to joining Scios, Dr. Schreiner was Vice President, Medical Science and Preclinical Research at CV Therapeutics, Inc., a publicly-held biopharmaceutical company, from 1993 to January 1997. Dr. Schreiner received his M.D. from Harvard Medical School and his Ph.D. in Immunology from Harvard University. He trained in Internal Medicine and Nephrology at the Brigham and Women’s Hospital in Boston. He held joint appointments on the faculties of the Department of Medicine and Pathology at Harvard Medical School and the Washington University School of Medicine, where he received tenure.

Elizabeth Stoner, M.D. has served on our Board of Directors since April 2008.  Dr. Stoner is a managing member of MPM Capital, a venture capital firm focusing on global healthcare investments. From 1985 to 2007, Dr. Stoner held various key executive roles while at Merck Research Laboratories, most recently as Senior Vice President for Global Clinical Development Operations. In that role, she was responsible for the Merck’s clinical development activity in over 40 countries, as well as the clinical development activities for Merck’s Japanese partner Banyu and the Merck/Schering-Plough Joint Venture for Zetia/Vytorin. Dr. Stoner’s other roles at Merck included Endocrine/Metabolism Therapeutic Head, Senior Vice President of Clinical Sciences and Product Development and Chair of the Cholesterol Development Committee.  In addition to her work in clinical research and development at Merck, Dr. Stoner maintained an appointment from 1985 to 2006 as an Assistant Attending Physician of Pediatrics at New York Hospital. Prior to 1985, she was an Assistant Professor of Pediatrics at Cornell University Medical College. Dr. Stoner serves on the board of directors of publicly-held Momenta Pharmaceuticals, a biotechnology company specializing in the characterization and engineering of complex drugs.  She is the recipient of numerous distinguished honors.  Dr. Stoner has also authored over 50 publications as well as 13 U.S. patents. Dr. Stoner received a B.S. in Chemistry from Ottawa University, KS, an M.S. in Chemistry from the State University of New York at Stony Brook, and an M.D. from Albert Einstein College of Medicine.

STOCK OPTION EXCHANGE

QUESTIONS AND ANSWERS

These Questions and Answers relate to our offer to exchange all outstanding options to purchase shares of our common stock that have an exercise price equal to or greater than $1.50 per share (Offer).  These Questions and Answers are to be read in conjunction with the Offer to Exchange Outstanding Options to Purchase Common Stock, of which they are a part.

Q1                   What is the stock option exchange program?

A1                    Our stock option exchange program (also referred to in these materials as the Offer) is a voluntary program permitting eligible employees and SAB Members to exchange stock options that have an exercise price that is equal to or greater than $1.50 per share (also referred to in these materials as Eligible Option Grants) for the same number of replacement options (also referred to in these materials as Replacement Options) to purchase shares of our common stock for an exercise price equal to the greater of (i) $1.00 or (ii) the closing sales price of our common stock as reported on The Nasdaq Global Market (also referred to in these materials as Nasdaq) on the date of grant (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale) (also referred to in these materials as the Fair Market Value).  The Replacement Options will be granted pursuant to our 2001 Stock Incentive Plan (also referred to in these materials as the 2001 Plan).  We expect to grant the Replacement Options immediately following the expiration of the Offer on January 7, 2009, at 5:00 p.m., U.S. Pacific Time, unless we extend the expiration of the Offer.

                                    The Offer will be open to all persons (also referred to in these materials as Eligible Participants) that as of the commencement of the Offer are our employees and SAB Members. This includes our executive officers but excludes non-employee members of our Board of Directors, who will not be eligible to participate in the Offer.

Your participation in the Offer is voluntary; you may either keep your current Eligible Option Grants at their current exercise price or cancel those Eligible Option Grants in exchange for Replacement Options with exercise price equal to the greater of (i) $1.00 or (ii) the Fair Market Value of our common stock on the date the Replacement Options are granted.

Q2                   Why is the Option Exchange Program being offered?

A2                    In light of the decline in the price of our common stock during the last several years, we recognize that many of our optionholders hold options with exercise prices significantly higher than the current market price of our common stock.  As of December 5, 2008, Eligible Participants held options for approximately 2,848,093 shares with exercise prices equal or greater than $1.50 per share.  As of December 5, 2008, the closing price of our common stock as reported by the Nasdaq was $0.45.  We believe that to enhance long-term stockholder value we need to maintain competitive compensation and incentive programs and that an equity stake in our success is a critical component of these programs. Options that are substantially “out of the money” are no longer effective as performance and retention incentives.  We believe the Offer will provide us with a renewed opportunity to give Eligible Participants an economic stake in our future growth and success.

Q3                   Why can’t I just be granted additional options?

A3                    We strive to balance the need for a competitive compensation package with the interests of our stockholders.  Because of the large number of stock options that are currently outstanding, a large grant of new options could potentially have a dilutive effect on our earnings per share.  Additionally, one of the goals of the Offer is to reduce our significant stock option “overhang” consisting of options which we believe are not serving their intended incentive-related purpose.

Q4                   What options may I exchange as part of this program?

A4                    As described more fully below, we are offering to exchange certain stock options held by Eligible Participants that are currently outstanding under our 2001 Plan.

Any option with an exercise price equal to or greater than $1.50 per share that is outstanding on the Expiration Date of the Offer, which is currently expected to be on January 7, 2009 at 5:00 p.m., U.S. Pacific Time, unless we extend the Offer, will be eligible for exchange.

If you attempt to exchange an option having an exercise price less than $1.50 per share, that option will not be an Eligible Option Grant and any election you may have made to exchange that option will not be accepted by us.

Q5                   May I tender options that I have already exercised?

A5                    The Offer only permits the exchange of options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise (including purchases via the open market and our Employee Stock Purchase Plan), whether or not you have vested in those shares. If you have exercised an Eligible Option Grant in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option Grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Eligible Option Grants for which you have both properly submitted an exercise notice and tendered the exercise price prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q6                   Are purchase rights granted under our Employee Stock Purchase Plan eligible for exchange under the Option Exchange Program?

A6                    No.  Neither purchase rights granted under our Employee Stock Purchase Plan nor shares of our common stock acquired under our Employee Stock Purchase Plan are eligible for exchange in the Offer.

Q7                   How many Replacement Options will I receive for the options that I exchange?

A7                    The exchange ratio of shares subject to Eligible Option Grants to shares subject to Replacement Options is one-to-one. In other words, if you validly tender an Eligible Option Grant in the Offer, and such Eligible Option Grant is accepted and cancelled, you will receive a Replacement Option to acquire the same number of shares of our common stock that were underlying your Eligible Option Grant at the time of the exchange. For example, if you are an Eligible Participant and you elect to exchange an Eligible Option Grant to purchase 1,000 shares of our common stock, you will receive a Replacement Option to purchase 1,000 shares of our common stock.

Q8                   If the price of our common stock were to increase after the date on which my Eligible Option Grants are cancelled, is it possible that those cancelled Eligible Option Grants would have ultimately been more economically valuable than the Replacement Options I received in exchange for them?

A8                    Yes.  Your Eligible Option Grants may be fully vested, whereas the Replacement Options granted pursuant to the Offer will be subject to vesting restrictions.   You should take into account the fact that the Replacement Options are subject to future vesting when deciding whether to participate in the Offer.

Q9                   When will I receive my Replacement Options?

A9                    If you participate in the Offer, we expect to grant you your Replacement Options immediately following 5:00 p.m., U.S. Pacific Time on January 7, 2009, unless we extend the expiration of the Offer (also referred to in these materials as the Expiration Date).

Q10            How will my Replacement Options vest?

A10             The Replacement Options issued in the exchange will be completely unvested at the time they are granted and will become vested on the basis of an Eligible Participant’s Continued Service. Subject to your Continued Service, 25% of the shares underlying your Replacement Options will vest six months after the date the Replacement Options are granted and the remaining 75% of the shares will vest in equal monthly installments beginning on the date of grant of the Replacement Options so that the Replacement Options will be vested in full three years from the grant date of the Replacement Options.  Each grant of Replacement Options will expire a maximum of 10 years from the date of grant of the Replacement Options, but if you cease providing Continued Service, the option will expire earlier.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR REPLACEMENT OPTIONS AND YOUR CONTINUED SERVICE WITH US TERMINATES FOR ANY REASON BEFORE THE DATE THREE YEARS FROM THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, THEN YOU WILL FORFEIT ANY REPLACEMENT OPTIONS RECEIVED THAT REMAIN UNVESTED AT THE TIME YOUR CONTINUED SERVICE WITH US TERMINATES.

Q11            What are the other terms and conditions of my Replacement Options?

A11             Each Replacement Option issued in the exchange will represent a right to acquire the same number of shares of our common stock as the Eligible Option Grant that it replaces, at a fixed exercise price per share that is equal to the greater of (i) $1.00 or (ii) the Fair Market Value of our common stock on the date the Replacement Option is granted.  We expect to grant the Replacement Options immediately following the Expiration Date. Each grant of Replacement Options will expire a maximum of 10 years from the date of grant of the Replacement Options, but if you cease providing Continued Service, the option will expire earlier. Replacement Options will be incentive stock options pursuant to the 2001 Plan, to the maximum extent permitted by U.S. federal tax law. However, if more than $100,000 of the Replacement Options granted to you, based on the exercise price, may vest and first become exercisable in any one calendar year, then that portion of such Replacement Options that exceeds this limit will be a nonstatutory stock option. Replacement Options granted to SAB Members may not be incentive stock options and will be nonstatutory stock options.  Please see Section 13 on the difference in tax treatment between an incentive stock option and nonstatutory stock option.  All other terms and conditions of the Replacement Options will be substantially the same as those that apply generally to stock options granted under the 2001 Plan.  We may require you to satisfy any applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise.  For additional information regarding the terms of the Replacement Options to be issued in the exchange, please refer to your 2001 Plan prospectus and supplement.

Q12            Are there conditions to the Offer?

A12             Yes.  The Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offer Documents which you should read carefully.  However, the Offer is not conditioned on a minimum number of option holders accepting the Offer or a minimum number of Eligible Option Grants being exchanged.

Q13            Are there any eligibility requirements I must satisfy in order to receive the Replacement Options?

A13             In order to receive Replacement Options, you must be an employee of ours (including employees on a leave of absence) or an SAB Member on the Commencement Date and the Expiration Date, or be on a leave of absence protected by statute through the date Replacement Options are granted.  Executive officers are eligible to participate in the Offer, but non-employee members of our Board of Directors are not eligible to participate in the Offer.

PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO CONTINUED SERVICE BY US.  YOUR CONTINUED SERVICE IS “AT-WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, FOR ANY REASON, WITH OR WITHOUT CAUSE.

IF YOU ARE NOT AN EMPLOYEE OR SAB MEMBER ON THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER.  IF THE OPTIONS THAT YOU TENDERED FOR EXCHANGE HAVE AN EXERCISE PRICE THAT IS LESS THAN $1.50 PER SHARE, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER.

Q14            Are employees who tender their Eligible Option Grants and are on a leave of absence on the date the Replacement Options are granted eligible to participate?

A14             If you tender your Eligible Option Grants and they are cancelled in the exchange and, on the date Replacement Options are granted, you are an employee on a leave of absence protected by statute, then you will be entitled to receive the applicable number of Replacement Options on the date Replacement Options are granted.  If, however, on the date Replacement Options are granted you are an employee on a leave that is not protected by statute, then the Replacement Options will be issued on the date, if any, that you return to regular employment with us.

Q15            Are the terms and conditions of the Offer the same for everyone?

A15             Yes.  The terms and conditions are the same for everyone who is eligible to participate in the Offer (See Question & Answer 13).

Q16            How should I decide whether or not to participate?

A16             We understand that this will be a challenging decision for everyone.  The Offer does carry considerable risk, and there are no guarantees regarding our future stock performance.  As a result, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of the Nasdaq, our own stock price and our business and your desire and ability to remain an employee or SAB Member of Metabasis until the Expiration Date to remain in Continued Service until the date the Replacement Options become vested (also see Question & Answer 8).  Metabasis cannot advise you on the decision to participate in the Offer, and we have not authorized anyone to make any recommendation on our behalf as to your choices.

Q17            How does the Offer work?

A17             On or before the Expiration Date (which we currently expect to be January 7, 2009 at 5:00 p.m., U.S. Pacific Time), you may decide to exchange any of your Eligible Option Grants for an equivalent number of Replacement Options.  (see Question & Answer 7).

Q18            What if my Eligible Option Grants are not currently vested?  Can I exchange them?

A18             Yes.  Your Eligible Option Grants do not need to be vested in order for you to exchange them in response to the Offer.

Q19            If I elect to exchange my Eligible Option Grants, do I have to exchange all of my Eligible Option Grants or can I just exchange some of them?

A19             If you have more than one Eligible Option Grant, then you may exchange any or all of them.  However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of the Eligible Option Grant that you tender in response to the Offer.

Q20          Will my Replacement Options be incentive stock options or nonstatutory stock options?

A20             Each Replacement Option issued to an employee is intended to be granted as an incentive stock option to the extent permitted by US federal tax law. However, if more than $100,000 of the Replacement Options granted to any employee, based on the exercise price, may vest and first become exercisable in any one calendar year, then that portion of such Replacement Options that exceeds this limit will be a nonstatutory stock option. Replacement Options granted to SAB Members may not be incentive stock options and will be nonstatutory stock options.  Eligible Option Grants surrendered may be either incentive stock options or nonstatutory stock options. By participating in the Offer you may cause Eligible Option Grants that were incentive stock options to be exchanged for Replacement Options that will be nonstatutory stock options. (See Section 13)

Q21            My options are separated between incentive stock options and nonstatutory stock options because my original grant exceeded the $100,000 limit on incentive stock options imposed by U.S. tax laws.  Can I cancel one part but not the other?

A21             No.  An option that has been separated into a partial incentive stock option and a partial nonstatutory stock option is still considered to be a single option, and cannot be separated for purposes of the Offer.

Q22            Can I exchange the remaining portion of an Eligible Option Grant that I have partially exercised?

A22             Yes.  If you have exercised an Eligible Option Grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice and tendered the exercise prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q23            Will I be required to give up all of my rights under the cancelled options?

A23             Yes. Once we have accepted a valid tender of your Eligible Option Grants pursuant to the Offer, your Eligible Option Grants will be cancelled and you will no longer have any rights thereunder. We intend to cancel all tendered Eligible Option Grants on the Expiration Date. We currently expect that the Expiration Date will be at 5:00 p.m., U.S. Pacific Time, on January 7, 2009. (See Section 5)

Q24          Will the terms and conditions of my Replacement Options be the same as my exchanged options?

A24             Replacement Options issued in the exchange will be incentive stock options, to the maximum extent permitted by U.S. federal tax law. However, if more than $100,000 of the Replacement Options granted to any Eligible Participant, based on the exercise price, may vest and first become exercisable in any one calendar year, then that portion of such Replacement Options that exceeds this limit will be a nonstatutory stock option. Replacement Options granted to SAB Members may not be incentive stock options and will be nonstatutory stock options.  Please see Section 13 on the difference in tax treatment between an incentive stock option and nonstatutory stock option.  Subject to your Continued Service, 25% of the shares underlying your Replacement Options will vest six months after the date the Replacement Options are granted and the remaining 75% of the shares will vest in equal monthly installments beginning on the date of grant of the Replacement Options so that the Replacement Options will be vested in full three years from the grant date of the Replacement Options.  Each grant of Replacement Options will expire a maximum of 10 years from the date of grant of the Replacement Options, but if you cease providing Continued Service, the option will expire earlier.  All other terms and conditions of the replacement stock options issued in the exchange program will be substantially the same as those that apply generally to stock options granted under the 2001 Plan.  If you exchange Eligible Option Grants for Replacement Options and your Continued Service terminates for any reason before three years from the date the Replacement Options are granted, then you will forfeit any Replacement Options received that remain unvested at the time your Continued Service terminates. (See Questions & Answers 10 and 11)

Q25          Will I have to pay taxes if I participate in the Offer?

A25             You generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the date on which the Replacement Options are granted. However, to the extent the Replacement Options are nonstatutory stock options, you generally will have taxable income upon exercise of your Replacement Options, at which time we will also generally have a tax withholding obligation. We may require you to satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. You may also have taxable income when you sell the shares issued upon exercise of the Replacement Option. (See Section 13)

For all employees, we strongly recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the Offer.

Q26            What are the tax implications for not participating in the Offer?

A26             We have designed the Offer to avoid changing the tax treatment of your Eligible Option Grants if you do not accept the Offer.  However, if the Offer is extended beyond the original Expiration Date, then the U.S. Internal Revenue Service (IRS) may characterize the Offer as a modification of those Eligible Option Grants that are incentive stock options, even if you decline the Offer.  A successful assertion by the IRS that your Eligible Option Grants have been modified could extend the Eligible Option Grants’ holding period to qualify for favorable tax treatment and cause a portion of your Eligible Option Grants to be treated as nonstatutory stock options.  If you choose not to exchange your Eligible Option Grants and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Option Grants and the sale of the common stock that you will receive upon exercise.

Q27            What if my service as an employee or SAB Member is terminated prior to the Expiration Date?

A27             If you elect to exchange Eligible Option Grants, your election will be irrevocable after the Expiration Date (which is currently expected to be 5:00 P.M., U.S. Pacific Time, on January 7, 2009).  Therefore, if your service as an employee or SAB Member terminates, whether voluntarily, involuntarily or for any other reason (including death), prior to the Expiration Date, you will not receive any Replacement Options.  THEREFORE, IF YOU ARE NOT AN EMPLOYEE OF OURS OR AN SAB MEMBER ON THE EXPIRATION DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS.

                                    YOUR SERVICE AS AN EMPLOYEE OR CONSULTANT IS “AT-WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

Q28            How long will the Offer remain open?

A28             Presently, the Offer is scheduled to remain open until 5:00 p.m., U.S. Pacific Time, on January 7, 2009.  We currently have no plans to extend the Offer beyond 5:00 p.m., U.S. Pacific Time, on January 7, 2009.  However, if we do extend the Offer, you will be notified of the extension.  If we extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Pacific Time, on the next business day following the scheduled or announced Expiration Date.

Q29            What do I need to do to exchange my Eligible Option Grants?

A29             To exchange your Eligible Option Grants, you must complete and submit the Election Form to the Metabasis stock administration department via e-mail at kathiel@mbasis.com before the Expiration Date (which is currently expected to be 5:00 p.m., U.S. Pacific Time, on January 7, 2009).  This document may be obtained from the Metabasis stock administration department via e-mail at kathiel@mbasis.com.  Delivery of the completed forms will be deemed made only when actually received by us. No late deliveries will be accepted. We may reject any Eligible Option Grant if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Option Grants.

Q30            What is the deadline to elect to participate in the Offer?

A30             You must deliver your Election Form to the Metabasis stock administration department via e-mail at kathiel@mbasis.com by the Expiration Date (which is currently expected to be 5:00 p.m., U.S. Pacific Time, on January 7, 2009).  This document may be obtained from the Metabasis stock administration department via e-mail at kathiel@mbasis.com.  Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time.  If we extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Pacific Time, on the next business day following the scheduled or announced Expiration Date.

Q31            Can I change my election?  How often?

A31             Yes. You can change your election at any time by either delivering a Notice of Withdrawal  or revising and re-delivering your Election Form to the Metabasis stock administration department via e-mail at kathiel@mbasis.com, prior to the deadline.  Each of these documents may be obtained from the Metabasis stock administration department via e-mail at kathiel@mbasis.com.  There is no limit to the number of times you can change your election prior to the deadline.  However, the last Notice of Withdrawal or Election Form delivered prior to the deadline will determine your decision to elect.

Q32            What will happen if I don’t turn in my form by the deadline?

A32             If you miss this deadline, you cannot participate in the Offer.  Delivery of the completed forms will be deemed made only when actually received by us.  No late deliveries will be accepted.

Q33            Will I receive a confirmation of my election?

A33             Yes.  After you deliver an Election Form, the Metabasis stock administration department will send you an email confirmation indicating we have received your Election Form and stating where you can find information regarding the number of Replacement Options that you are eligible to receive pursuant to the Offer. Similarly, after you deliver a Notice of Withdrawal, Metabasis’s stock administration department will send you an email confirmation indicating we have received your Notice of Withdrawal. You should print these email confirmations and keep them with your records.

Q34            What if I don’t accept the Offer?

A34             The Offer is completely voluntary.  You do not have to participate, and there are no penalties for electing not to participate in the Offer.  However, if you are an employee residing in the United States, you choose not to participate in the Offer and your Eligible Option Grants are incentive stock options, and if the Offer is extended beyond its original Expiration Date, then the IRS could decide that the Offer is a modification of the status of your incentive stock options. A successful assertion by the IRS that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonstatutory stock options. For further details, please consult with your personal tax advisor.

Q35            Where do I go if I have additional questions about the Offer?

A35             Please direct your questions to Trisha Millican at trisham@mbasis.com or Metabasis’ stock administration department at kathiel@mbasis.com. We will review these questions periodically throughout the exchange period and respond as appropriate.